Exhibit 99.B(d)(3)(D)(ii)

April 30, 2007

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement dated April 29, 2005, between ING Investors Trust and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING BlackRock Inflation Protected Bond Portfolio and ING Franklin Templeton Founding Strategy Portfolio, two newly established series of ING Investors Trust (the “New Series”), effective April 30, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the New Series to Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fees indicated for each series, is attached hereto.

The Amended Schedule A has also been updated to reflect the name change for ING FMRSM Earnings Growth Portfolio to ING FMRSM Large Cap Growth Portfolio.

Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned New Series.

Very sincerely,

/s/ Robert S. Naka

Robert S. Naka
Executive Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:	/s/Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investors Trust

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

ING INVESTORS TRUST

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING American Funds Growth Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or
0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds International Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or
0.00% if the Series invests all or substantially all of its assets in another investment company

ING American Funds Growth-Income Portfolio

0.10% if the Series has not invested all or substantially all of its assets in another investment company or
0.00% if the Series invests all or substantially all of its assets in another investment company

ING BlackRock Inflation Protected Bond Portfolio	0.10%

ING Disciplined Small Cap Value Portfolio	0.10%

ING EquitiesPlus Portfolio	0.10%

ING FMRSM Large Cap Growth Portfolio	0.10%

ING Franklin Income Portfolio	0.10%

ING Franklin Templeton Founding Strategy Portfolio	0.05%

ING Global Real Estate Portfolio	0.10%

ING JPMorgan Value Opportunities Portfolio	0.10%

ING MarketPro Portfolio	0.05%

Series	Annual Administration Fee
(as a percentage of average daily net assets)

ING Marsico International Opportunities Portfolio	0.10%

ING MFS Utilities Portfolio	0.10%

ING VP Index Plus International Equity Portfolio	0.10%

ING Wells Fargo Small Cap Disciplined Portfolio	0.10%